Exhibit 99.1
October 17, 2022

URGENT: Medical Device Correction
REF: 9056196-10/11/2022-001-C

Urgent Information Regarding the Omnipod DASH® Insulin Management System
Affected Product:

Device Description	Part Numbe	UDI	Serial Numbe
Omnipod DASH® Personal Diabetes Manager	18239 18341-USA-ENG	10385082000009 20385082000006	All serial number

Please read this notice in its entirety and acknowledge receipt and understanding of this notice.

Dear Valued Customer,

You are receiving this letter as our records indicate you are a user of the Omnipod DASH® Insulin Management System. This notice is being communicated as a voluntary Medical Device Correction to provide information about the Omnipod DASH Personal Diabetes Manager (PDM) battery and instructions to reduce the risk of DASH PDM battery issues. It is important to note that no injuries have been reported to Insulet as a result of these Omnipod DASH PDM battery issues.

This does NOT affect the Omnipod DASH Pods, the Omnipod® Insulin Management System, or the Omnipod® 5 Automated Insulin Delivery System.

Issue Description: We have received reports from some Omnipod DASH users regarding PDM battery issues, including battery swelling, fluid leaking from the battery, and, in rare cases, extreme overheating which may pose a fire hazard. Our investigation has determined that the Omnipod DASH PDM is at increased risk if charged to full capacity, particularly if left to charge for extended periods of time (e.g. overnight). Omnipod DASH PDMs that have been in use for more than 18 months may have an increased likelihood of this issue occurring.

Actions by Users:
Monitor your Omnipod DASH PDM for the following issues. Please see the attached PDM Reference and Supporting Images.

•The Omnipod DASH PDM back cover is bulging or cannot close. You may need to remove the PDM gel skin to observe any of these issues, but do not remove the back cover. Do not apply pressure to the back cover if it is deformed in any way.
•The Omnipod DASH PDM experiences extreme overheating (uncomfortable to hold) or emits an odor while charging, during use, or in storage.
•The Omnipod DASH PDM does not turn on within 45 minutes of being connected to the charger or turns off immediately after being removed from the charger. If your PDM battery loses its charge very quickly (more than you have previously experienced) or if it takes more than 1.5 hours to reach 80% charge, contact Insulet’s Customer Care team at 1-800-641-2049.

If you experience any of the issues listed above, do NOT charge the Omnipod DASH PDM and STOP using the system and switch to your backup insulin plan as soon as possible. Promptly contact Insulet’s dedicated Customer Care team specifically trained to help you at 1-800-641-2049 to request a temporary replacement device.

Please follow the actions below for your current or temporary replacement Omnipod DASH PDMs:

If you are not experiencing any of the above issues, you can continue to use your Omnipod DASH PDM. We also recommend that you consistently follow the actions below to reduce the risk of PDM battery issues:

•Do NOT remove the battery from the Omnipod DASH PDM for any reason, even if the User Guide recommends it for troubleshooting. If you are in a situation where removal of the battery is recommended by the User Guide or PDM screen message, do not remove the battery and contact Insulet’s Customer Care team at 1-800-641-2049.
•Do NOT continue charging the Omnipod DASH PDM after it reaches 85% of charge. This means you should not charge your device overnight and you should monitor the device and remove from charging once it reaches 85%, as displayed on your device.
•Do NOT charge the PDM if the surrounding temperature is 87°F (31°C) or higher. Do NOT charge the PDM in direct sunlight. Do NOT use or charge the PDM when it feels unusually warm to the touch. If the Omnipod DASH PDM is unusually warm, leave the PDM unplugged and idle at room temperature until it cools down. If the device does not cool down, contact Insulet’s Customer Care team at 1-800-641-2049.
•Do NOT use your Omnipod DASH PDM while it is charging.
•Always inspect your Omnipod DASH PDM before charging (remove gel skin, if applicable) for any deformity, back cover bulging, battery leakage, signs of damage at the charging port, or difficulty closing the back cover.

Solution: We have identified an update to the Omnipod DASH PDM that will correct this issue. We expect to begin shipping updated Omnipod DASH PDMs to all current Omnipod DASH customers in the coming months, including to users who received a temporary Omnipod DASH PDM. You do not need to call to receive an updated Omnipod DASH PDM. We will inform you when updated Omnipod DASH PDMs are available.

We understand this may impact your experience and are here to support you. If you have any questions regarding the information provided in this Medical Device Correction, please visit our website at http://omnipod.com/fsn-10-2022 or call 1-800-641-2049 to speak with a dedicated staff member of the Insulet Customer Care team who will be available 24 hours a day, 7 days a week.
Sincerely,

Michael Spears
Senior Vice President, Regulatory Affairs & Compliance
Insulet Corporation